Exhibit 10.19
                               SUMMUS, INC. (USA)
                     ALTERNATIVE COMPENSATION FOR EXECUTIVES

         In order to conserve the Company's cash position, the following alternative compensation plan is now available to the executive employees of Summus, Inc.

         Each employee participating in the Executive Management Meetings ("EMT") has the option to elect to receive any portion of their compensation in the form of fully vested options. The options will have any exercise price equal to the fair market value of the Company's common stock based on a three-day average of the closing price of the Company's common stock at the end of each Payroll period. Since the exercise price of the stock options will be equal to the fair market value on the date of grant, the Company will not be required to record any non-cash compensation relating to these options.

         The number of shares underlying the option will be calculated as follows:

         1. Determine the dollar value of compensation to be paid in the form of fully vested stock options.

         2. Calculate the three-day average of the closing stock price at the end of each respective payroll period.

         3. Divide the dollar value of the compensation determined in Step 1 above by the closing stock price determined in Step 3 above.

         4. The resulting share amount as determined in Step 4 above will be the number of shares underlying the stock option the employee will receive.

         Each employee electing the alternative form of compensation will need to complete a form indicating their election as well as the amount of their compensation they would like to receive in the form of stock options. Employees will be limited to percentage increments of 5% starting at a minimum level of 15 percent. The election will last for a minimum of 3 months and can be terminated early at the full discretion of the Company.

         A stock option agreement will be distributed to each participating employee within 5 business days after each respective payroll.

         Since these options are non-qualified options, no taxes are imposed on the option holder or the Company as they are granted. However, the exercising of the stock option will create a taxable event for the option holder. The taxable income to the option holder will be equal to the difference of the traded value of the Company's common stock on the date of exercise as compared to the stock option exercise price, multiplied by the number of shares underlying the option. Since these stock options are a part of the Company's stock option plan, the option holder will be able to sell the shares on the open market once they are exercised. Since these stock options will be granted from the Company's pool, the number options granted will reduce the total stock option pool.

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                                SUMMUS, INC (USA)
                EXECUTIVE ALTERNATIVE COMPENSATION ELECTION FORM





Employee Name: _________________________________

Date:  ____/____/2002

Election Period:   8/15/2002   to     11/15/2002

Would Like to Participate:  (circle one)      Yes /  No


Election Percentage: (circle one)   15   20   25   30    35   Other ____




I have read the attached Alternative Compensation for Executives and understand that this is a voluntary election for the Election Period above. Please return this form to Mona McCall for processing.




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Employee Signature